Exhibit 99.1

NeOnc Technologies Holdings Reports Second Quarter 2025 Results and Provides Operational Update

CALABASAS, Calif. and ABU DHABI, United Arab Emirates, Aug. 19, 2025-- NeOnc Technologies Holdings, Inc. (NASDAQ: NTHI), a multi–Phase 2 clinical-stage biotechnology company pioneering therapies for central nervous system (CNS) cancers, today announced financial results for the quarter ended June 30, 2025, and provided an update on recent operational achievements and upcoming milestones.

Second Quarter & Recent Corporate Highlights

●	$50 Million Strategic Partnership Secured – All contingencies finalized with Quazar Investment following incorporation of NuroMENA Holdings under Abu Dhabi Global Market (ADGM). This partnership will launch an advanced GCC & MENA clinical trials platform and expand NTHI’s global footprint.

●	Non-Dilutive NIH Funding – Awarded $2.5 million in STTR grants to advance NEO212 for gliomas and leukemia, underscoring strong scientific validation and external funding support.

●	Technology Expansion – Signed definitive agreement to acquire AI, 3D bioprinting, and quantum modeling IP portfolio from Dr. Ishwar K. Puri.

●	Media & Market Visibility –

○	Featured on Yahoo Finance’s Trader Talk podcast discussing AI and biotech’s role in brain cancer treatment.

○	Entered a 12-part national TV and media campaign with New to The Street, including commercials, earned media, and billboards.

○	Executive Chairman interviewed live by Kenny Polcari (@Floorstocks).

●	Index Inclusion – Joined the Russell Microcap® Index, broadening exposure to institutional investors.

●	Clinical Leadership – Appointed Dr. Josh Neman as Chief Clinical Officer to lead clinical strategy and translational oncology programs.

●	Strong IP Protection – Global patent portfolio spans all major pharmaceutical markets, covering the company’s core CNS oncology assets.

Clinical Pipeline Progress

NEO100-01 – Intranasal therapy for malignant gliomas

●	Full Phase 2a enrollment expected by September 2025.

●	Top-line data readout anticipated in early 2026.

NEO212 – Bio-conjugated therapy for brain cancer

●	Final patient cohort in Phase I on track to complete dosing in 2025.

NEO100-3 – Pediatric indication trial initiated with patient recruitment underway.

Financial Results for Q2 2025

●	G&A expenses: $984K vs. $290K in Q2 2024, reflecting expanded marketing, rent, travel, and Middle East partnership-related costs.

●	R&D expenses: $677K vs. $394K in Q2 2024, driven by additional NEO100 trial sites, increased recruitment for NEO212, initiation of NEO100-3, and overall patient recruitment expansion.

●	Net loss: $5.68M or $0.30 per diluted share, compared to $4.52M or $0.27 per diluted share in Q2 2024, primarily due to absence of prior-year financing-related and stock based compensation expenses.

Executive Chairman Commentary

Amir Heshmatpour, Executive Chairman and President of NeOnc Technologies Holdings, stated:

“This has been a transformative period for NeOnc. Meeting all the outstanding contingencies for our $50 million strategic partnership with Quazar Investment, being added to the Russell Microcap Index, advancing multiple clinical programs, and acquiring cutting-edge AI and quantum modeling capabilities position us for accelerated growth. We believe these developments not only strengthen our clinical and technological platforms but also create a solid foundation for long-term shareholder value creation. Looking ahead, we expect to have fully enrolled both our NEO100-01 and NEO212 trials before end of 3rd Quarter, with FDA readouts anticipated by the end of 2025 and into the beginning of Q1 2026. Our focus remains on delivering life-changing therapies for patients while executing on strategic initiatives that can significantly expand our market opportunity.”

Upcoming Catalysts

●	Q3 2025 – Completion of NEO100-01 Phase 2a enrollment.

●	2025 – Completion of NEO212 Phase I final cohort dosing.

●	Early 2026 – NEO100-01 top-line data readout.

●	Near-term – Closing and funding of the Quazar Investment $50 million transaction.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. (NASDAQ: NTHI) is a multi–Phase 2 clinical-stage biotechnology company developing novel therapies for brain cancer and other CNS disorders. With a robust intellectual property portfolio, advanced delivery platforms, and collaborations with leading academic centers, NeOnc is committed to transforming outcomes in some of the most difficult-to-treat areas of oncology.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Company Contact: info@neonc.com

Investor Contact: James Carbonara, Hayden IR – (646) 755-7412 | James@haydenir.com